EXHIBIT 10.173

TRANSACTION BONUS AGREEMENT

THIS AGREEMENT, dated ______, 2014, is made by and between Compuware Corporation, a Michigan corporation (the "Company"), and __________ (the "Employee").

WHEREAS, the Company considers it essential to the best interests of its shareholders to adopt business strategies that are designed to increase value to the shareholders; and

WHEREAS, the Company is considering whether to engage in a transaction or series of transactions pursuant to which the Company would cease to own substantially all of the assets of its Application Performance Management or Mainframe business units, whether by way of spin off, one or more sales of subsidiaries or assets as described in Section 16(F)(V) of the Employee's Severance Agreement as in effect on the date hereof (such transaction referred to as the "Separation"), and that such possibility, and the uncertainty and questions which it may raise among key personnel, may result in the departure or distraction of such personnel to the detriment of the Company and its shareholders; and

WHEREAS, the Company has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of the Company's key personnel, including the Employee, to their assigned duties without distraction in the face of potentially uncertain circumstances arising from the possibility of a Separation;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Company and the Employee hereby agree as follows:

1.            Term of Agreement.  The Term of this Agreement shall commence on the date hereof and shall continue in effect through the earliest of (a) a transaction described in Section 16(F)(I) through (IV) of the Employee's Severance Agreement as in effect on the date hereof, (b) June 30, 2015, or (c) any termination of the Employee's employment other than by the Company without Cause.

2.            Company's Covenants.  In order to induce the Employee to remain in the employ of the Company through the Separation and in consideration of the Employee's covenants set forth in Section 3 hereof, the Company agrees that if, during the Term, a Separation occurs or the Company terminates the Employee's employment without Cause, the Company shall pay the Employee a lump sum cash bonus, in addition to any other compensation to which he is entitled to, equal to [•] times the Employee's annual base salary as in effect immediately prior to the Separation ("Transaction Bonus").  The Transaction Bonus shall be paid no later than the next applicable pay period following the earlier of the Separation or the Employee's involuntary termination of employment by the Company without Cause.

3.            Employee's Covenants and Acknowledgements.  In exchange for the consideration set forth in this Agreement, the Employee agrees to remain employed with the Company through the Separation and fulfill the Employee's current responsibilities to the best of the Employee's ability.  Notwithstanding the foregoing, the Employee acknowledges that the Employee is and shall remain employed at-will and may resign or have his or her employment terminated by the Company with or without Cause at any time.  As used herein, "Cause" means any one or more of the following, as determined in good faith by the Company:  (i) the commission of an act of embezzlement, fraud or dishonesty, (ii) the deliberate disregard of the rules or policies of the Company which results in material loss, damage or injury to the Company, whether directly or indirectly, (iii) the unauthorized disclosure of any trade secret or confidential information of the Company, (iv) the breach by the Employee of any agreement with the Company, including without limitation any noncompetition agreement between the Employee and the Company, (v) the willful failure by the Employee to perform any material employee responsibilities to the Company, or (vi) the violation of Compuware's Employee Code of Conduct.  The Employee acknowledges that any payments pursuant to this Agreement shall not be taken into account for purposes of determining any bonus, incentive, pension, retirement, death or other benefit under any other bonus, incentive, pension, retirement, insurance or other employee benefit plan of the Company, unless such plan or agreement expressly provides otherwise.

4.            Withholding and Section 409A.  Any payments provided herein shall be paid net of any applicable withholding required under federal, state or local law and any additional withholding to which the Employee has agreed.  The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (the "Code") to the extent subject thereto or be exempt therefrom, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith.  Notwithstanding anything contained herein to the contrary, to the extent required to avoid the application of an accelerated or additional tax under section 409A of the Code, the Employee shall not be considered to have terminated employment with the Company for purposes of this Agreement until such time as the Employee is considered to have incurred a "separation from service" from the Company within the meaning of section 409A of the Code.  Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separately identified payment for purposes of section 409A of the Code, and any payments that are due within the "short term deferral period" as defined in section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise.  To the extent required to avoid the application of an accelerated or additional tax under section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following the Employee's termination of employment shall instead be paid on the first business day after the date that is six months following the Employee's termination of employment (or upon the Employee's death, if earlier).  However, in no event shall the Company be responsible for any tax or penalty owed by the Employee with regard to benefits and payments provided herein.

5.            Miscellaneous.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Employee and an authorized officer of the Company.  No waiver by either party hereto at any time of any breach by the other party hereto of, or of any lack of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Michigan.

6.            Arbitration.  Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in the city and state or province of the Employee's principal residence and in accordance with the rules of the American Arbitration Association.  Judgment may be entered on the arbitrator's award in any court having jurisdiction.

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By Compuware Corporation:	By Employee:

Robert C. Paul